UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Panavision Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PANAVISION INC.
6219 De Soto Avenue
Woodland Hills, California 91367
Tel: 818-316-1000

April 27, 2004

To Our Stockholders:

We cordially invite you to attend the 2004 Annual Meeting of Stockholders of Panavision Inc. to be held at the office of the Company, 6219 De Soto Avenue, Woodland Hills, California, on Tuesday, May 18, 2004, at 9:30 a.m. local time.

The business of the meeting will be to elect directors for 2004 and to conduct any additional business matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof. Information on these matters can be found in the accompanying Proxy Statement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.

Sincerely,
Robert L. Beitcher President and Chief Executive Officer

PANAVISION INC.
6219 De Soto Avenue
Woodland Hills, California 91367
Tel: 818-316-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Panavision Inc.:

Notice is hereby given that the 2004 Annual Meeting of Stockholders of Panavision Inc., a Delaware corporation (the "Company"), will be held on the 18th day of May, 2004 at 9:30 a.m., local time, at the office of the Company, 6219 De Soto Avenue, Woodland Hills, California, for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the next annual meeting and until such directors' successors are duly elected and shall have qualified.

2.	To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 24, 2004 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

By Order of the Board of Directors
PANAVISION INC.

April 27, 2004

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

PANAVISION INC.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 18, 2004

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Panavision Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2004 Annual Meeting of Stockholders to be held on the 18th day of May 2004 at 9:30 a.m., local time, at office of the Company, 6219 De Soto Avenue, Woodland Hills, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 27, 2004.

At the Annual Meeting, the Company's stockholders will be asked: (1) to elect the following nominees for the Board of Directors of the Company until the Company's next annual meeting and until such directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Robert L. Beitcher, Howard Gittis, Edward Grebow, Ed Gregory Hookstratten, James R. Maher, Martin D. Payson, John A. Scarcella, Robert S. Wiesenthal and Kenneth Ziffren, and (2) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

The principal executive offices of the Company are located at 6219 De Soto Avenue, Woodland Hills, California 91367 and the telephone number is 818-316-1000.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election of the nominees for the Board of Directors of the Company identified in this Proxy Statement and to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company's voting stock (the "Voting Stock"), at the close of business on March 24, 2004 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 10,151,609 shares of Voting Stock consisting of 8,769,919 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote and 1,381,690 shares of the Company's Series E Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share (the "Series E Preferred Stock"), each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Voting Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the Annual Meeting (other than the election of directors), an abstention (or broker non-vote) has the same effect as a vote against the proposal. Abstentions from voting on the election of directors (including broker non-votes) will have no effect on the outcome of the vote.

The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company.

PX Holding Corporation ("PX Holding"), which beneficially owns 7,320,225 shares of the outstanding Common Stock and 1,381,690 shares of the outstanding Series E Preferred Stock, which in the aggregate is approximately 87.86% of the outstanding Voting Stock as of the Record Date, has informed the Company of its intention to vote its shares of Voting Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement. Accordingly, the affirmative vote of PX Holding is sufficient, without the concurring vote of any other stockholder of the Company, to constitute a quorum and elect the director nominees. PX Holding is wholly owned by Mafco Holdings Inc. ("Mafco Holdings"), the sole stockholder of which is Ronald O. Perelman, Chairman of the Board of Directors of the Company.

PROPOSAL 1 – ELECTION OF DIRECTORS

The individuals identified below as nominees will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees listed hereinare currently members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Voting Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

The Board of Directors has been informed that the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Directors of the Company

The name, age (as of March 24, 2004), principal occupation, selected biographical information and period of service as a director of the Company of each director and director nominee is set forth hereafter.

Ronald O. Perelman (61) has been Chairman of the Board of Directors (now Co-Chairman) and a director of the Company since 1998 and has been Chairman of the Board of Directors and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), which are diversified holding companies, and various affiliates since 1980. From April 7, 2003 to September 9, 2003, Mr. Perelman served as Chief Executive Officer of the Company, and thereafter began service as Co-Chairman. Mr. Perelman also is Chairman of the Executive Committee of the Board of M & F Worldwide Corp. ("M & F Worldwide") and Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): M & F Worldwide, Revlon Products, Revlon, REV Holdings LLC, and Scientific Games Corporation.

Robert L. Beitcher (49) has been President and Chief Executive Officer of the Company since September 2003. From April to September 2003, Mr. Beitcher served as President and Chief Operating Officer of the Company. Mr. Beitcher was President–Technicolor Creative Services of Technicolor, Inc. from 2000 until April 2003 and the President and Chief Executive Officer of Consolidated Film Industries, a leading film lab business, from 1997 until 2000. Prior to 1997, Mr. Beitcher was a consultant and independent producer for five years, a managing director at Jim Henson Productions for three years and held several positions at Lucasfilm Ltd. for four years.

Howard Gittis (70) has served as Vice Chairman of the Company since April 2003 and Chairman of the Board, President and Chief Executive Officer of M & F Worldwide Corp. since 2000. Mr. Gittis has been Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and various affiliates since 1985. Mr. Gittis also is a director of the following corporations which file reports pursuant to the Exchange Act: Jones Apparel Group, Inc., Loral Space & Communications Ltd., Revlon, and Scientific Games Corporation.

Edward Grebow (54) has been a director of the Company since 2000. Mr. Grebow has been President of Ullico, Inc. since May 2003. Mr. Grebow has also been President of Metropolitan Television Alliance since May 2003. Mr. Grebow was Deputy President of Sony Electronics Inc. from April 2000 until 2002 and President of Sony's Broadcast and Professional Company since July 1999. Prior to joining Sony Electronics Inc., Mr. Grebow was President and Chief Executive Officer of

Chyron Corporation, a leading manufacturer of broadcast graphics, routing and automation systems. Prior to 1997, Mr. Grebow was President of TELE-TV Systems (a new media joint venture of Bell Atlantic, Pacific Telesis Group and Nynex)) for two years, an Executive Vice President of CBS Inc. (broadcasting) for seven years and held various management positions at Morgan Guaranty Trust Company and The Bowery Savings Bank for more than 15 years.

Ed Gregory Hookstratten (71) has been engaged in private law practice, specializing in entertainment law as a partner in Hookstratten & Hookstratten for more than the past five years. Mr. Hookstratten also is a director of the following corporations which file reports pursuant to the Exchange Act: M & F Worldwide Corp.

James R. Maher (54) has been a director of the Company since 1998. Mr. Maher has been a partner of Park Avenue Equity Management since 2001. Mr. Maher held executive positions with MacAndrews & Forbes and various affiliates from 1995 through 2000. He was Chairman of the Board of Laboratory Corporation of America Holdings ("Lab Corp"), a clinical laboratory company, from 1995 to 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of The First Boston Corporation, an investment bank, from 1990 to 1992 and a Managing Director of First Boston Corporation from 1982 to 1990.

Martin D. Payson (68) has been a director of the Company since 1996. He was Vice Chairman and a director of Time Warner Inc., an entertainment company, from 1990 through 1992 when he retired. Prior to 1990, Mr. Payson was a member of the Office of the President and General Counsel of Warner Communications Inc. Mr. Payson also is a director of the following corporations which file reports pursuant to the Exchange Act: Classic Communications, Inc., Delta Financial Corp. and Information Holdings, Inc.

John A. Scarcella (56), has been a director of the Company since February 2004. Mr. Scarcella has been the President of Sony Electronic's Broadcast and Business Solutions Company since March 2004. He was previously the President of Business Solutions Division. Prior to this, Mr. Scarcella was Senior Vice President of the Consumer Sales Company, Eastern Zone. Since joining Sony in 1985, Mr. Scarcella has held several other positions including Senior Vice President of the Broadcast and Professional Company's Display Systems and New Business Division, Vice President of National Account Organization and President of Sony Cinema Products Corporation. His earlier responsibilities also included being Vice President of Corporate and Government Sales Channel, Vice President of Display Marketing Division, and Vice President of Corporate Strategic Planning.

Robert S. Wiesenthal (37) has been a director of the Company since 2002. Mr. Wiesenthal has been Executive Vice President and Chief Financial Officer of Sony Corporation of America since 2000 and Executive Vice President and Chief Strategy Officer of Sony Broadband Entertainment since 2000. Prior to joining Sony, Mr. Wiesenthal was Managing Director at Credit Suisse First Boston from 1999 to 2000, a member of its Media Group from 1993 to 1999 and a member of its Mergers and Acquisition group from 1986 to 1993.

Kenneth Ziffren (63) has been Co-Chairman of the Board of Directors since April 2003, a director of the Company since 1998 and has been a partner in the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP since 1979. Mr. Ziffren is a director of the following corporation which files reports pursuant to the Exchange Act: City National Corp.

Board of Directors and its Committees

The Board of Directors has adopted a set of Corporate Governance Guidelines, a copy of which is available in the Investor Relations section of the Company's website at www.panavision.com. The Corporate Governance Guidelines provide, among other things, that the Board of Directors present at any meeting may meet in "executive session," that is, without management present, and that those members of the Board of Directors present at any such meeting shall select the Director who shall preside over that meeting.

Although the Company is not listed on the New York Stock Exchange (the "NYSE"), the Board of Directors has adopted a set of categorical standards (the "Independence Standards") to assist it in determining whether particular members of the Board of Directors are "independent" within the meaning of the NYSE listing standards. After adopting those standards, the Board of Directors used them to determine that a majority of the Board is "independent."

The Board of Directors has a Nominating/Governance Committee, an Audit Committee, and a Compensation and Stock Option Committee (the "Compensation Committee"). Until it was disbanded in February 2004, the Board of Directors also had an Executive Committee.

The Nominating/Governance Committee consists of Messrs. Perelman, Gittis, Ziffren and Beitcher, each of whom would not be "independent" within the meaning of the NYSE listing standards. The Nominating/Governance Committee considers candidates for the Board of Directors and the Board's committees and reviews aspects of the Company's governance structure. The Nominating/Governance Committee will consider candidates for any vacancy on the Board of Directors that shareholders or other interested parties may suggest. To have a candidate considered by the Nominating/Governance Committee, a shareholder must submit the recommendation in writing to the Nominating/Governance Committee in care of the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, CA 91367. The Nominating/Governance Committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the Committee consider available information concerning candidates' character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder. The Nominating/Governance Committee identifies potential nominees from various sources such as offices, directors and stockholders and may retain, but has not retained, the services of third-party consultants to assist it in identifying and evaluating nominees. A copy of the charter of the Nominating/Governance Committee adopted by the Board of Directors is available in the Investor Relations section of the Company's website at www.panavision.com. It is anticipated that the existing members of the Nominating/Governance Committee will continue service in 2004.

The Audit Committee consists of Messrs. Hookstratten, Maher and Payson,* each of whom would be "independent" within the meaning of the NYSE listing standards. The Audit Committee engages the Company's independent auditors, approves the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, reviews changes in accounting policy and approves the nature, scope and amount of non-audit services which may be performed by the Company's independent auditors. The Board of Directors has determined that Mr. Payson is an "audit committee financial expert" within the meaning of the SEC's Regulation S-K. A copy of the charter of the Audit Committee adopted by the Board of Directors is annexed to this Proxy Statement as Appendix 1 and is also available in the Investor Relations section of the Company's website at www.panavision.com. It is anticipated that the existing members of the Audit Committee will continue service in 2004.

The Compensation Committee consists of Messrs. Gittis, Hookstratten and Payson,** a majority of whom would be "independent" within the meaning of the NYSE listing standards. The Compensation Committee makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and grants awards of options to purchase shares of Common Stock pursuant to the Company's stock option plans as from time to time in effect, approves participation in the Executive Incentive Compensation Plan and approves equity participation payments from time to time. A copy of the charter of the Compensation Committee adopted by the

*	Messrs. Beekman and Ziffren were members of the Audit Committee through March 2003. At such time, Messrs. Payson and Maher replaced Messrs. Beekman and Ziffren on the Audit Committee.
**	Messrs. Drapkin and Ziffren were members of the Compensation Committee through March 2003. At such time Messrs. Drapkin and Ziffren were replaced by Messrs. Gittis and Hookstratten.

Board of Directors is available in the Investor Relations section of the Company's website at www.panavision.com. It is anticipated that the existing members of the Compensation Committee will continue service in 2004.

During 2003, the Board of Directors held nine meetings, the Audit Committee held seven meetings and the Compensation Committee held three meetings. During 2003, the Executive Committee did not have any meetings. The Board of Directors did not form its Nominating/Governance Committee until February 2004. The Company invites the Board of Directors to attend its annual shareholder meeting, but does not require that directors do so. Four directors attended last year's annual shareholder meeting.

Anyone wishing to communicate with any Director for any purpose, including any issue concerning management or any recommendation of candidates for the Board of Directors or Committee thereof, may do so by sending the communication to the Director or applicable Committee in care of the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, CA 91367.

Current versions of the following documents are available to any shareholder without charge on the Investor Relations section of the Company's website at www.panavision.com, or in print upon request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367.

•	The Company's Corporate Governance Guidelines.

•	The Company's Code of Business Conduct, which includes its Code of Financial Ethics for Senior Financial Officers.

•	The charters for all standing committees of the Company's Board of Directors, namely its Audit, Compensation and Nominating/Governance Committees.

•	The policy that the Nominating/Governance Committee of the Company's Board of Directors adopted concerning criteria for the nomination of candidates to the Board of Directors.

Shareholders may similarly obtain paper copies of the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Form 10-Q, any current report on Form 8-K, and any amendment to any of these documents.

Compensation of Directors

Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $35,000 retainer fee, payable in quarterly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

Effective April 1, 2003, in recognition of the increased requirements of the Audit Committee, members of the Audit Committee are now paid an annual Audit Committee retainer fee of $10,000 per annum, in addition to any annual Board retainers and a per meeting fee of $1,500 for each Committee meeting attended.

Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP ("ZBBFG-L&S") entered into a loan out service agreement with the Company on April 10, 2003, which provides that ZBBFG-L&S will provide the services of Mr. Ziffren to the Company as Co-Chairman of the Board of Directors for a stated term commencing March 26, 2003 and ending March 25, 2006. Mr. Ziffren is currently a partner with ZBBFG-L&S. The agreement provides for a base payment of $250,000 per year for such services. The agreement also provides for an annual incentive payment in an amount not less 100% of the base payment, if the Company achieves its financial target for such year, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, ZBBFG-L&S will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to the loan out service agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent

(1.0%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year.

Executive Officers

The following table sets forth as of the date hereof the executive officers of the Company.

Name	Position
Robert L. Beitcher	President and Chief Executive Officer
Eric W. Golden	Executive Vice President and General Counsel
Bobby G. Jenkins	Executive Vice President and Chief Financial Officer

For biographical information about Robert L. Beitcher, see "Directors of the Company."

Eric W. Golden has been Executive Vice President and General Counsel of the Company since 2002. Mr. Golden was Senior Vice President and General Counsel of the Washington Redskins from May of 2002 to August of 2002. Mr. Golden was Vice President and Special Counsel to the Chairman of MacAndrews & Forbes and various affiliates from 2000 to May of 2002 and was corporate counsel from 1998 to 2000.

Bobby G. Jenkins has been Executive Vice President and Chief Financial Officer of the Company since 2002. Mr. Jenkins was Executive Vice President and Chief Financial Officer of Sunbeam Corporation from 1998 to 2002. On February 6, 2001, Sunbeam Corporation filed for protection under Chapter 11 of the United States Bankruptcy Code. Prior to joining Sunbeam, Mr. Jenkins was Vice President and Chief Financial Officer of the Outdoor Recreation division of The Coleman Company from 1997 to 1998, Executive Vice President and Chief Financial Officer of Marvel Entertainment Group, Inc. from 1993 to 1997, Assistant Vice President of Finance at Turner Broadcasting System, Inc. from 1992 to 1993, and in varying roles at PriceWaterhouseCoopers from 1985 through 1992, last serving as senior audit manager.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company's principal executive and senior financial officers. The current version of the Code is available to any shareholder without charge on the Company's website at www.panavision.com, or upon request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367.

Executive Compensation

The compensation paid by the Company for services during each of the three years ended December 31, 2001, 2002 and 2003 to its Chief Executive Officer and each of the Company's other most highly compensated executive officers was as follows:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Other Annual Compensation ($)	Number of Securities Underlying Options/SARs (#)	All Other Compensation ($)(c)
Ronald O. Perelman, former Chief Executive Officer (d)	2003 2002 2001	———	———	———	———	———

Robert L. Beitcher President and Chief Executive Officer (e)	200320022001	604,808——	250,000——	———	———	35,655——

John S. Farrand	2003	384,615	—	1,167,826	—	90,806
former President and Chief Executive Officer (f)	20022001	1,000,0001,000,000	00	00	00	86,653149,738

Eric W. Golden Executive Vice President and General Counsel (g)	200320022001	275,00081,731—	33,350 25,000—	— 0—	—0—	20,52613,980—

Bobby G. Jenkins Executive Vice President and Chief Financial Officer (h)	200320022001	475,00073,077—	— 0—	— 0—	—0—	19,089688—

Scott L. Seybold Executive Vice President (i)	200320022001	102,308350,000279,400	— 0 0	300,000 0 0	—00	44,37545,06440,064

(a)	Includes salary paid or accrued during year indicated.
(b)	Includes bonus accrued during the applicable year.
(c)	The amounts reported consists of matching 401(k) contributions, car allowances, life insurance premiums, proceeds from a vacation buyback program and premiums and reimbursements under the Company's health insurance program.
(d)	Mr. Perelman became Chief Executive Officer of the Company on April 7, 2003. Accordingly, no prior period compensation is reported for him. On September 9, 2003, Mr. Perelman was named Co-Chairman of the Board of Directors and ceased to be Chief Executive Officer.
(e)	Mr. Beitcher became President and Chief Operating Officer of the Company on April 7, 2003. Accordingly, no prior period compensation is reported for him. Mr. Beitcher became Chief Executive Officer of the Company on September 9, 2003.
(f)	Mr. Farrand ceased to be President and Chief Executive Officer of the Company on January 8, 2003. Other Annual Compensation includes severance paid to Mr. Farrand upon termination of employment.
(g)	Mr. Golden's employment with the Company commenced on September 1, 2002. Accordingly, no prior period compensation is reported for him for 2001.
(h)	Mr. Jenkins' employment with the Company commenced on November 4, 2002. Accordingly, no prior period compensation is reported for him for 2001.
(i)	Mr. Seybold ceased to be Executive Vice President of the Company on March 31, 2003. Other Annual Compensation includes severance paid to Mr. Seybold upon termination of employment.

Stock Option Transactions in 2003

There were no stock options granted in 2003 to executive officers named in the Summary Compensation Table.

Aggregated Option/SAR Exercises in 2003 and Year End 2003 Option/SAR Values

The following table shows, for 2003, the number of stock options exercised and the 2003 year-end value of unexercised stock options held by the executive officers named in the Summary Compensation Table:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Year End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Year End Exercisable/ Unexercisable
Ronald O. Perelman	0	0	200,000/0	0/0
Robert L. Beitcher	0	0	0	0
John S. Farrand	0	0	0	0/0
Eric W. Golden	0	0	0	0
Bobby G. Jenkins	0	0	0	0
Scott L. Seybold	0	0	0	0/0

Equity Compensation at Year End 2003

The following table shows, at December 31, 2003, the number of shares of Common Stock to be issued upon exercise of outstanding stock options, warrants and rights; the weighted average exercise price; and the number of shares of Common Stock remaining available for future issuance under the Company's stock option plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	642,000	$10.00	858,000
Equity compensation plans not approved by security holders	0	0	0
Total	642,000	$10.00	858,000

REPORT OF AUDIT COMMITTEE

During fiscal year 2003, the Audit Committee was comprised of three of the Company's directors — Martin D. Payson, E. Gregory Hookstratten and James R. Maher* — who were "independent" as such term is defined in the relevant portion of the listing standards of the New York Stock Exchange. Pursuant to a written charter for the Committee adopted by the Board of Directors, the overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The Committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality, not just the acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements. The Committee also approves the nature, scope and amount of audit-related and non-audit services that may be performed by the Company's independent auditors.

The Committee reviewed and discussed the audited financial statements with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States ("US GAAP"), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under US GAAP. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by Independence Standards Board (the "ISB"), Standard No. 1 (Independence Discussions with Audit Committees).

The ISB was created jointly by the Securities and Exchange Commission (the "SEC") and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

The committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee reviewed and discussed the audited financial statements with management. The Committee considered whether any non-audit services provided to the Company by the independent auditors were compatible with maintaining the auditors' independence from management and the Company. The Committee approved the Company's request that the independent auditors be permitted to perform certain non-audit services that the Company expects to require in 2004.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Company include in its Annual Report on Form 10-K for the year ended December 31, 2003 the audited financial statements for the year.

The Audit Committee

Martin D. Payson E. Gregory Hookstratten James R. Maher

*	Messrs. Beekman and Ziffren were members of the Audit Committee through March 26, 2003. At such time, Messrs. Payson and Maher replaced Messrs. Beekman and Ziffren on the Audit Committee.

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

During fiscal year 2003, the Compensation Committee was comprised of Howard Gittis, E. Gregory Hookstratten and Martin D. Payson.* The Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the other most highly compensated executive officers.

Compensation Philosophy.    The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program seeks to assure the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements.

The Company's executive compensation program consists of two key elements: (1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the Company's stock option plans as from time to time in effect, or, with respect to Messrs. Beitcher, Golden and Jenkins, equity participation payments.

Annual Compensation.    Base salaries are determined by considering the responsibilities associated with the position being evaluated and the individual's overall level of experience. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

Bonuses are paid pursuant to the Executive Incentive Compensation Plan, in which the Chief Executive Officer and other employees selected by the Compensation Committee are eligible to participate. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid based on the Company's achievement of operating results, and may also be based, in part, on achievement of personal performance objectives established for the participant.

Long-term Compensation.    In order to align stockholder and executive officer interests, the longterm component of the Company's executive compensation program utilizes (x) equity-based awards whose value is directly related to the value of the Common Stock and (y) Equity Participation Payments, whose value is related to the growth in the Company's equity. The equity-based awards are granted by the Compensation Committee pursuant to the Company's stock option plans as from time to time in effect. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards are determined solely at the discretion of the Compensation Committee. Because individual equity-based award levels are based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive. Equity Participation Payments are approved by the Compensation Committee as part of the employment agreements of certain executives. Individuals to whom Equity Participation Payments are granted and the formulas used to determine the Equity Participation Payments are approved by the Compensation Committee. The terms of the Equity Participation Payment payable in connection with the Loan Out Services Agreement with Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP, described in "Compensation of Directors", were approved by the Compensation Committee with Mr. Ziffren abstaining.

Chief Executive Officer Compensation.    Mr. Perelman served as Chief Executive Officer of the Company from April 7, 2003 to September 9, 2003. Mr. Perelman received no compensation, directly

*	Messrs. Drapkin and Ziffren were previously members of the Compensation Committee through March 2003. At such time Messrs. Drapkin and Ziffren were replaced by Messrs. Gittis and Hookstratten.

or indirectly, from the Company for his service. Mr. Beitcher began service as Chief Executive Officer on September 9, 2003 and continues to serve in that role. The compensation of Mr. Beitcher continues to be governed by the terms of his Employment Agreement dated as of April 7, 2003.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. All compensation realized on the exercise of stock options granted pursuant to the Company's stock option plans as from time to time in effect is intended to be exempt from the application of Section 162(m). While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).

The Compensation and Stock Option Committee
Howard Gittis, Chairman E. Gregory Hookstratten Martin D. Payson

Compensation Committee Interlocks and Insider Participation

During fiscal year 2003, the Compensation Committee consisted of Messrs. Gittis, Hookstratten and Payson, none of whom was an officer or employee of the Company or any of its subsidiaries.

Executive Employment Arrangements

Mr. Beitcher has an employment agreement with the Company that provides for his employment as President for a stated term commencing April 7, 2003 and ending December 31, 2005. Effective September 9, 2003, Mr. Beitcher was appointed the position of Chief Executive Officer of the Company, however his compensation continues to be governed by the provisions of his April 7, 2003 employment agreement. The Company may give notice of non-renewal at any time on or after December 31, 2004 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for base salaries of $850,000 in 2003, $900,000 in 2004 and $950,000 in 2005. The agreement also provides for participation by Mr. Beitcher in the Executive Incentive Compensation Plan and further provides that, for years commencing with 2003, if the Company achieves its EBITDA budget for such year, Mr. Beitcher will receive a target bonus of 75% of base salary, pro-rated for any partial year of service. In addition to the annual incentive compensation described above, Mr. Beitcher will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to two and one half percent (2.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. In the event of Mr. Beitcher's termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Beitcher will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which disability occurred. In the event of Mr. Beitcher's death, the agreement terminates except that Mr. Beitcher 's estate will continue to receive 60% of base salary for the balance of the term or 12 months, whichever is longer, and an Equity Participation Payment based upon growth in the Company's equity through the end of the fiscal year in which death occurred. If the Company terminates Mr. Beitcher's employment other than for disability or cause (as defined in the agreement) or if Mr. Beitcher quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Beitcher will continue to receive base salary, certain incentive compensation and fringe benefits. If the Company terminates Mr. Beitcher's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Beitcher is to be paid through the date of termination only.

Mr. Jenkins has an amended employment agreement with the Company that provides for his employment as Executive Vice President and Chief Financial Officer for a stated term commencing October 15, 2002 and ending December 31, 2005. The Company may give notice of non-renewal at any time on or after December 31, 2003 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $475,000 per year. The agreement also provides for participation by Mr. Jenkins in the Executive Incentive Compensation Plan. In addition, Mr. Jenkins will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one percent (1%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The agreement also provides for reimbursement to Mr. Jenkins of the costs of relocating to the Woodland Hills vicinity and, upon termination of the agreement other than for cause or voluntary severance, reimbursement to Mr. Jenkins of the costs of relocating to another locale in the continental United States, including the loss, if any, on disposition of his Woodland Hills residence. In the event of Mr. Jenkins' death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Jenkins' estate in the case of death or Mr. Jenkins in the case of disability will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer. If the Company terminates Mr. Jenkins' employment other than for disability or cause (as defined in the agreement) or if Mr. Jenkins quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Jenkins will continue to receive base salary, incentive compensation prorated to the date of termination and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company terminates Mr. Jenkins' employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Jenkins is to be paid through the date of termination only.

Mr. Golden has an amended employment agreement with the Company that provides for his employment as Executive Vice President and General Counsel for a stated term commencing September 1, 2002 and ending December 31, 2005. The Company may give notice of non-renewal at any time on or after August 31, 2003 and the term of employment will end 12 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $250,000 per year and aggregate bonuses for 2003 of $33,350. The agreement also provides for participation by Mr. Golden in the Executive Incentive Compensation Plan. In addition, Mr. Golden will receive a cash payment (the "Equity Participation Payment") within fifteen (15) days following issuance of audited financial statements of the Company for the fiscal year in which occurred the last day of the term pursuant to his employment agreement (such fiscal year, the "Final Fiscal Year"). The Equity Participation Payment shall be in an amount equal to one half percent (0.5%) of (i) EBITDA for the Final Fiscal Year multiplied by 8.0, (ii) less the sum of (A) $600 million and (B) any contributions to the capital of the Company since September 30, 2002 and (iii)(A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between September 30, 2002 and the last day of the Final Fiscal Year. The agreement also provides for reimbursement to Mr. Golden of the costs of relocating to the Woodland Hills vicinity, including the loss, if any, on the disposition of his prior residence. In the event of Mr. Golden's death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Golden's estate in the case of death or Mr. Golden in the case of disability will continue to receive 60% of base salary for the balance of the term or 12 months, whichever is longer. If the Company terminates Mr. Golden's employment other than for disability or cause (as defined in the agreement) or if Mr. Golden quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 12 months, whichever is longer, Mr. Golden will continue to receive base salary, bonus and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company terminates Mr. Golden's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Golden is to be paid through the date of termination only.

Mr. Farrand's employment with the Company terminated effective January 8, 2003. Subsequently Mr. Farrand and the Company entered into a release of liability and severance agreement dated May 5, 2003. Mr. Farrand's separation agreement provides, among other things, for (i) his release of the Company and its affiliates with respect to all claims and (ii) his continuing obligation to comply with covenants relating to confidentiality, non-disparagement, cooperation and non-competition. As consideration for the release, the Company agreed to pay Mr. Farrand $3,000,000 over a two-year period.

Mr. Seybold's employment with the Company terminated effective March 31, 2003, and subsequently Mr. Seybold and the Company entered into a release of liability and severance agreement dated April 3, 2003. Mr. Seybold's separation agreement provides, among other things, for (i) his release of the Company and its affiliates with respect to all claims and (ii) his continuing obligation to comply with covenants relating to confidentiality, non-disparagement, cooperation and non-competition. As consideration for the release, the Company agreed to pay to Mr. Seybold up to $525,000 over an eighteen-month period, subject to reduction in the event Mr. Seybold receives compensation from any source.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file Forms 3, 4 or 5 for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2003. In 2003, there was an inadvertent late filing of a Form 3 by Will T. Paice in connection with Mr. Paice's appointment to the Office of the President, which managed the daily affairs of the Company from January 2003 through April 2003. Mr. Paice has not engaged in any transaction in the Company's securities since October 1999.

Common Stock Performance

The graph and table set forth below present a comparison of cumulative shareholder return from December 31, 1998 through December 31, 2003, assuming reinvestment of dividends by an investor who invested $100 on December 31, 1997 in each of (i) the Common Stock, (ii) the S&P 500 Composite Index (the "S&P 500 Index") and (iii) the Russell 2000 Index.

Comparison of Cumulative Total Return Among
Company Common Stock, the S&P 500 Index
and the Russell 2000 Index

Value of Initial $100 Investment	Period End
Company / Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Panavision Inc.	$100.00	$37.88	$22.22	$37.17	$32.32	$44.44
S & P 500 Index	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
Russell 2000 Index	$100.00	$121.26	$117.59	$120.52	$95.83	$141.11

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004.

Ernst & Young LLP representatives will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees and expenses billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company's 2003 financial statements and reviews of the financial statements included in the Company's Forms 10-Q for 2003 and 2002 were $1,220,000 and $891,000, respectively. Audit services include fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required domestically and internationally.

Audit Related Fees.    The aggregate fees and expenses billed to the Company by Ernst & Young LLP for audit-related services rendered in 2003 and 2002 to the Company were $17,000 and $19,000, respectively. Audit related services include the audit of the Company's employee benefit plan.

Tax Fees.    The aggregate fees and expenses billed to the Company by Ernst & Young LLP for tax services rendered in 2003 and 2002 to the Company were $56,000 and $180,000, respectively. Tax services include tax compliance, tax planning and tax advice.

Other Fees.    There were no other fees or expenses for services in 2003.

Auditor Independence.    The Audit Committee considered whether any audit-related and non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company. It has been the policy of the Audit Committee to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expected the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires approval by the Audit Committee. The Audit Committee approved the audit plan and fees for the Company's 2003 financial statements and the non-audit services that the Company expects Ernst & Young LLP to provide in 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth as of March 24, 2004 the total number of shares of Common Stock and Preferred Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock or Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

	Amount and Nature of Beneficial Ownership (a)		Percent of Voting Stock
PX Holding Corporation	7,320,225	(c)	72.11%
35 East 62nd Street	1,381,690	(b)(c)	13.61%
New York, NY 10021
Sony Corporation	1,428,600		13.15	% (d)
Sony Electronics Inc. 1 Sony Drive Park Ridge, NJ 07656
Robert L. Beitcher	0		0
John S. Farrand	33,412		*
Howard Gittis	118,000		1.16%
Eric W. Golden	0		0
Edward Grebow	12,500		*
E. Gregory Hookstratten	0		0
Bobby G. Jenkins	0		0
James R. Maher	200,000		1.93%
Martin D. Payson	5,000		*
Ronald O. Perelman	200,000		1.93%
Scott L. Seybold	0		0
Robert S. Wiesenthal	0		0
Kenneth Ziffren	0		0
John A. Scarcella	0		0
All directors and executive officers as a group (15 persons)(e)	9,270,827		87.86%

*	Less than 1%.
(a)	Includes Common Stock, Series E Preferred Stock and warrants or options on Common Stock exercisable within 60 days. Of the shares of Common Stock shown for each individual listed, the following amounts represents options exercisable within 60 days: Mr. Perelman – 200,000. Mr. Maher – 200,000. Of the shares shown for the Sony entities, 714,300 are subject to issuance under a presently exercisable warrant.
(b)	Series E Preferred Stock.
(c)	The shares so owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates. PX Holding is a wholly-owned subsidiary of Mafco Holdings, 100% of the voting stock of which is beneficially owned by Mr. Perelman.
(d)	Represents 16.29% of Common Stock outstanding.
(e)	Includes Mr. Perelman's beneficial ownership through PX Holding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Panavision Disposition.    In connection with the Settlement Agreement (defined below), on December 3, 2002 (the "Closing Date"), PX Holding, M & F Worldwide, and PVI Acquisition Corp. a Delaware corporation ("PVI Acquisition") and a wholly owned subsidiary of M & F Worldwide, entered into a letter agreement, pursuant to which PX Holding purchased 7,320,225 shares of Common Stock (the "Shares") from PVI Acquisition for an aggregate consideration consisting of (i) 1,500,000 shares of common stock, par value $0.01 per share, of M & F Worldwide ("M & F Worldwide Common Stock"), (ii) 6,182,153 shares of Series B Non-Cumulative Perpetual Participating Preferred Stock ("M & F Worldwide Series B Preferred Stock"), and (iii) $80,000,000 in cash. In addition, on the Closing Date, Mafco Holdings and M & F Worldwide entered into a letter agreement, pursuant to which Mafco Holdings delivered 666,677 shares of M & F Worldwide Series B Preferred Stock to M & F Worldwide in exchange for (i) 1,381,690 shares of Series A Preferred Stock and (ii) $976,250 in cash.

In addition, the following agreements were also entered into in connection with the Settlement Agreement:

(i) PX Holding and the Company entered into a registration rights agreement, dated as of the Closing Date, pursuant to which PX Holding will receive registration rights with respect to certain shares of (i) Common Stock (ii) Series A Preferred Stock, and (iii) Series B Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") held or to be held by PX Holding;

(ii) Mafco Holdings and the Company entered into a letter agreement, dated as of the Closing Date, terminating the Registration Rights Agreement, dated as of June 27, 2002, by and between Mafco Holdings and the Company, pursuant to which Mafco Holdings had received registration rights with regard to certain shares of Series B Preferred Stock; and

(iii) Mafco Holdings and M & F Worldwide entered into a letter agreement, dated as of the Closing Date, pursuant to which Mafco Holdings purchased from M & F Worldwide a $6,700,000 promissory note issued by the Company to M & F Worldwide, as the purchase price for the Company's acquisition of Las Palmas Productions Inc. ("Las Palmas").

Upon the closing of the transactions described herein, Mafco Holdings contributed the 1,381,690 shares of Series A Preferred Stock and the 49,526 shares of Series B Preferred Stock to PX Holding.

On July 26, 2002, M & F Worldwide entered into a settlement agreement (the "Settlement Agreement") pursuant to which the parties thereto agreed to settle and dismiss a consolidated derivative and class action, In re M & F Worldwide Corp. Shareholder Litigation (No. 18502), and a derivative action, Furtherfield Partners, et al. v. Ronald O. Perelman (No. 19203), relating to the acquisition by M & F Worldwide of the Shares from PX Holding.

The Delaware Court of Chancery approved the Settlement Agreement on October 1, 2002 and entered a Final Order and Judgment in Civil Action No. 18502 on that date, and a Final Order and Judgment in Civil Action No.19203 on October 28, 2002. The terms of the Settlement Agreement required the parties thereto to undertake certain actions (as described above) within ten business days of Final Approval of the Settlement Agreement, as that term is defined therein. As no party to Civil Action Nos. 18502 and 19203 filed an appeal, Final Approval occurred on November 27, 2002.

Las Palmas Acquisition.    In July 2001, M & F Worldwide purchased all of the capital stock of Las Palmas, which operated EFILM, a provider of digital processing services to the motion picture and television industries. From that date through July 1, 2002, the Company operated EFILM pursuant to various agreements with Las Palmas. Pursuant to those agreements, Las Palmas (i) subleased the real estate used in the business to the Company, (ii) leased the property and equipment used in the business to the Company on a month-to-month basis, (iii) seconded all of Las Palmas' employees to the Company until July 2, 2008 or such later date mutually agreed upon, and (iv) granted to the Company until July 2, 2008 a worldwide, nonexclusive license to certain technology and intellectual property to be used solely in connection with servicing customers, which automatically renewed for successive one year terms unless prior written notice was provided by a party (collectively, the "EFILM Agreements"). In addition to monthly payments, the EFILM Agreements required that the Company pay M & F Worldwide a one-time cash payment equal to the greater of (a) 90% of the average annual EBITDA (as defined in the EFILM Agreements) of the EFILM business over a two-year Incentive Period (as defined in the EFILM Agreements) or (b) $1.5 million, such payment to occur no earlier than 2004 and no later than 2007. On July 2, 2002, the Company purchased the capital stock of Las Palmas from M & F Worldwide in exchange for a promissory note in the principal amount of $6.7 million plus interest at 10% per annum, payable on the earlier to occur of (a) September 30, 2005 or (b) a refinancing of the Company's bank credit facilities (the "Existing Credit Agreement"). In addition, the EFILM Agreements were terminated. In connection with its purchase of Las Palmas, the Company entered into an Instrument of Assignment and Assumption with M & F Worldwide, indemnifying M & F Worldwide with respect to liability, including deferred purchase price, to the former shareholders of Las Palmas in connection with their sale of Las Palmas to M & F Worldwide in 2001. The Company also assumed all liabilities and obligations of M & F Worldwide under the Non-competition Agreement dated July 2, 2001 by and among M & F Worldwide, the former shareholders of Las Palmas and Las Palmas.

Assignment of 9 5/8% Notes Option.    On April 1, 2002, the Company entered into an agreement (the "9 5/8% Notes Option") with certain unaffiliated holders of the Company's 9 5/8% Senior Subordinated Discount Notes due 2006 (the "9 5/8% Notes") that gave the Company the option to acquire from these holders $78.4 million principal amount of 9 5/8% Notes at a price of $650 per $1,000 principal amount and obligated the Company to pay $70 per $1,000 principal amount as the price of the option. Pursuant to an Instrument of Assignment, Assumption and Release dated June 28, 2002, the Company assigned, and Mafco Holdings assumed, all of the Company's rights and obligations under the 9 5/8% Notes Option. No payment was made by Mafco Holdings or the Company to the other in connection with this transaction. On July 3, 2002, Mafco Holdings exercised the option and acquired the $78.4 million principal amount of 9 5/8% Notes.

2002 9 5/8% Notes Acquisition; Series B Preferred Stock Issuance.    On June 28, 2002, the Company acquired from Mafco Holdings $37.7 million principal amount of the 9 5/8% Notes, which had approximately $1.8 million of accrued interest, and $10 million cash. In exchange, the Company issued to Mafco Holdings 49,526 shares of Series B Preferred Stock, which it contributed to the capital of PX Holding. The Series B Preferred Stock is nonvoting; it has a liquidation preference of $49.5 million plus accrued and unpaid dividends; it entitles the holder to cumulative dividends at a rate of 10% per annum; and it may be redeemed by the Company at its option at any time for the liquidation preference plus accrued and unpaid dividends.

9 5/8% Notes Interest Contribution.    An amendment dated September 30, 2002 to the Existing Credit Agreement provides that it is an event of default if (i) by February 1, 2003, an affiliate of the Company fails to make a cash equity contribution to the Company in the amount of the interest due February 1, 2003 on 9 5/8% Notes held by affiliates of the Company on that date or (ii) by March 28, 2003, the Existing Credit Agreement is not refinanced or the debt of the Company reduced, in either case by an amount acceptable to the lenders under the Existing Credit Agreement, or an affiliate of the Company fails to make a cash equity contribution to the Company in the amount of the interest which was due on February 1, 2003 on 9 5/8% Notes held by nonaffiliates of the Company on that date. On January 31, 2003, Mafco Holdings made the required cash equity contribution to the Company in the amount of the interest due February 1, 2003 on 9 5/8% Notes held by affiliates of the Company in exchange for 4,372 shares of Series B Preferred Stock.

MacAndrews & Forbes Line of Credit.     On February 3, 2003, MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes") agreed to extend to the Company a revolving line of credit in the amount of $4.0 million, maturing March 28, 2003 (the "MacAndrews Line"), at the same rate as provided for in the revolving facility pursuant to the Existing Credit Agreement. On March 27, 2003, MacAndrews & Forbes agreed to extend the MacAndrews Line until March 31, 2004. On August 13, 2003, MacAndrews & Forbes agreed to increase the amount available for borrowings under the MacAndrews Line from $4.0 million to $10.0 million and to extend further the maturity date to August 31, 2006. On November 12, 2003, MacAndrews & Forbes agreed to extend a second revolving line of credit in the amount of $10.0 million ("Second MacAndrews Line"). In connection with the January 2004 Preferred Stock Transactions described herein, amounts outstanding under the MacAndrews Line, which was fully drawn, were retired in exchange for Series D Preferred Stock, and the Second MacAndrews Line, of which $3.0 million was drawn, was increased to $20.0 million.

2003 9 5/8% Notes Acquisition; Series C Preferred Stock Issuance.    On March 27, 2003, the Company issued to PX Holding 102,220 shares of Series C Cumulative Pay-In-Kind Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock"), in exchange for (x) $90,860,000 principal amount of 9 5/8% Senior Subordinated Discount Notes Due 2006 of the Company, on which there was approximately $1,360,376 of accrued and unpaid interest, and (y) $10,000,000 in cash, and (ii) the Company issued to PX Holding 57,424 shares of Series C Preferred Stock in exchange for 53,571 shares of Series B Preferred Stock, on which there was approximately $3,853,206 of accrued and unpaid dividends. The Series C Preferred Stock was non-voting; it had a liquidation preference of approximately $159.7 million plus accrued and unpaid dividends; and it entitled the holder to cumulative dividends at a rate of 10% per annum. In connection with the January 2004 Preferred Stock Transactions all Series C Preferred Stock was transferred to the Company.

January 2004 Preferred Stock Transactions.    On January 16, 2004, as part of the Company's refinancing, the Company issued to PX Holding 215,274 shares of new Series D Cumulative Pay-In-Kind Preferred Stock in exchange for (a) 159,644 shares of Series C Preferred Stock held by PX Holding; (b) $23.0 million; (c) the retirement of all principal and interest owed as of January 16, 2004 under the MacAndrews Line; (d) 33.3 shares of common stock of PANY Rental, Inc. having a fair market value of $0.7 million (such that, as of January 16, 2004, the Company owned 100% of the outstanding shares of PANY Rental, Inc.); (e) the retirement of all amounts (consisting of $630,780 in principal and $82,913 in accrued and unpaid interest) owed by PANY Rental, Inc. to PX Holding; and (f) the retirement of all amounts (consisting of $7.8 million in principal and unpaid interest) owed to Mafco Holdings under the Las Palmas Note. The Series D Preferred Stock is non-voting, has a liquidation preference of $1,000 per share plus accrued and unpaid dividends, and entitles the holder to cumulative dividends at a rate of 10% per annum regardless of whether declared or earned. Additionally, the Series D Preferred Stock is subject to redemption in certain circumstances upon a change of control. The Company also issued to PX Holding 1,381,690 shares of new Series E Non-Cumulative Perpetual Participating Preferred Stock (the "Series E Preferred Stock") in exchange for 1,381,690 shares of Series A Preferred Stock. The Series E Preferred Stock is entitled to one vote per share, voting together with the Common Stock as a single class, has a liquidation preference of $1.00 per share plus accrued and unpaid dividends, and provides for non-cumulative cash dividends at an annual rate of $0.05 per share if declared by the Company. Following the January 2004 Preferred Stock Transactions, the Company eliminated the Series A Preferred Stock and Series C Preferred Stock from the Company's capital structure.

Registration Rights Agreement.    The Company and PX Holding are parties to a Registration Rights Agreement dated as of December 3, 2002 (the "Registration Rights Agreement") pursuant to which PX Holding and certain transferees of Common Stock, the Company's Preferred Stock, and certain other shares of capital stock (collectively, "Registrable Shares") held by PX Holding (the "Holders") have the right to require the Company to register all or part of the Registrable Shares owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders may have registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand

Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Registrable Shares sold by such Holders.

M & F Worldwide Tax Sharing Agreement.    For the period from April 19, 2001 through December 31, 2001 and for the period from January 1, 2002 through December 3, 2002, the closing date of the Settlement Agreement, the Company, for federal income tax purposes, was included in the affiliated group of which M & F Worldwide is the common parent, and the Company's federal taxable income is included in such group's consolidated tax return filed by M & F Worldwide. The Company was also included in certain state and local tax returns of M & F Worldwide or its subsidiaries. As of April 19, 2001, the Company and M & F Worldwide entered into a tax sharing agreement (the "M & F Worldwide Tax Sharing Agreement"), pursuant to which M & F Worldwide agreed to indemnify the Company against federal, state or local income tax liabilities of the consolidated or combined group of which M & F Worldwide (or a subsidiary of M & F Worldwide other than the Company or its subsidiaries) is the common parent for taxable periods beginning after April 19, 2001 during which the Company or a subsidiary of the Company was a member of such group. Pursuant to the M & F Worldwide Tax Sharing Agreement, for all taxable periods beginning on or after April 19, 2001 and ending December 3, 2002, the Company was obligated to pay to M & F Worldwide amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to the Company), except that the Company was not entitled to carry back any losses to taxable periods ending prior to April 19, 2001. No payments were required under the M & F Worldwide Tax Sharing Agreement as the Company had sufficient net operating loss carryforwards to offset its taxable income. The M & F Worldwide Tax Sharing Agreement will continue in effect after December 3, 2002 only as to matters such as audit adjustments and indemnities.

Mafco Holdings Tax Sharing Agreement.    For the period from February 1, 1999 through April 19, 2001, the Company, for federal income tax purposes, was included in the affiliated group of which Mafco Holdings is the common parent, and for such period the Company's federal taxable income and loss was included in such group's consolidated tax return filed by Mafco Holdings. As of February 1, 1999, the Company and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement (the "Mafco Holdings Tax Sharing Agreement") containing terms and conditions substantially the same as those in the M & F Worldwide Tax Sharing Agreement. The Mafco Holdings Tax Sharing Agreement governed tax matters between the Company and Mafco Holdings for the period from February 1, 1999 through April 19, 2001 and continues in effect as to post Mafco Holdings consolidation matters such as audit adjustments and indemnities.

Directors and Officers Insurance.    Beginning in December 2002, the Company began participating in Mafco Holdings' directors and officers insurance program, which covers the Company as well as Mafco Holdings and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses Mafco Holdings for its allocable portion of the premiums for such coverage, which the Company believes is at least as favorable as the premiums the Company could secure were it to secure stand-alone coverage. The Company participates in other insurance programs with Mafco Holdings and its affiliates which management believes are at least as favorable as arms-length terms.

Panavision Imaging, LLC.    In December 2003, Panavision Imaging, LLC, a subsidiary of PX Holding, purchased the assets of Silicon Video, Inc., a designer of CMOS imaging sensors located in Homer, New York, and formed Panavision SVI, LLC to act as marketing affiliate with respect to certain products designed by Panavision Imaging, LLC. The Company manages the operations of Panavision Imaging, LLC and Panavision SVI, LLC in exchange for certain research and development services and most favored customer status with respect to certain products of Panavision Imaging, LLC. In addition, the Company purchases certain sensors from Panavision Imaging, LLC on a basis that is at least as favorable as could be obtained in an arms-length transaction. Panavision Imaging, LLC and its marketing affiliate Panavision SVI, LLC utilize the Panavision tradename pursuant to a license from the Company.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. Each such request must set forth a good faith representation that, as of the Record Date, March 24, 2004, the person making the request was a beneficial owner of Common Stock entitled to vote.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2005 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2005 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting under Rule 14a-8 must be received by the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367, not later than January 19, 2005. In order for proposals of stockholders made outside of Rule 14a-8 to be considered "timely" within the meaning of rule 14a-4(c) such proposals must be received by the Secretary at the above address by March 20, 2005. The Company's By-Laws require that proposals of stockholders made outside of Rule 14a-8 must be submitted, in accordance with the requirements of the By-laws, not later than March 20, 2005 and not earlier than
February 18, 2005.

OTHER BUSINESS

The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 27, 2004

By Order of the Board of Directors
PANAVISION INC.

APPENDIX 1
PANAVISION INC.
AUDIT COMMITTEE CHARTER

In accordance with the By-Laws of Panavision Inc. (the "Company") and applicable laws, rules and regulations, there will be a standing committee of the Board of Directors of the Company (the "Board") known as the Audit Committee (the "Committee").

I.    PURPOSE

The primary objective of the Committee is to assist the Board in fulfilling the Board's oversight responsibilities with respect to (a) the integrity of the financial statements and other financial information provided by the Company to its stockholders and the public, (b) the Company's financial reporting process, (c) its systems of internal accounting and financial controls, (d) its compliance with legal and regulatory requirements, (e) the independent auditors' qualifications, independence and performance, (f) the performance of the Company's internal audit function and (g) any other matter required of the Committee under applicable law. Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. Consequently, it is not the duty of the Committee to plan or conduct audits; to otherwise investigate the Company's affairs; to assure compliance with law or Company policy; or to determine that the Company's financial statements and disclosures are complete and accurate, fairly present the Company's financial condition, results of operations or cash flows, or are in accordance with those accounting principles generally accepted in the United States ("GAAP") or applicable laws, rules and regulations. These are the responsibilities of management and the independent auditors.

II.    ORGANIZATION

1.    Generally.

a.	Composition. The Committee will consist of three or more Directors of the Company as set by the Board from time to time, each of whom should satisfy the qualifications discussed in Paragraph 2 below. The Board will appoint the members of the Committee as needed to fill any vacancy, upon the recommendation of the Executive Committee. Unless removed by the Board, each member may serve for as long as he or she is a Director.

b.	Committee Chair. The Committee will have a Chairman, who may be any member of the Committee that the Board shall from time to time select. The Chairman may resign the chair without resigning from the Committee.

c.	Quorum. Unless otherwise provided in the By-Laws of the Company, a quorum of the Committee will consist of two members, whether or not the Chairman of the Committee shall be present.

d.	Delegation of Authority. The Committee may form subcommittees and delegate authority to subcommittees or its Chairman when appropriate. In particular, the Committee shall permit the Chairman to "pre-approve" certain audit-related and non-audit-related matters pursuant to Sections 10A(h) and (i) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002) to the extent permitted by law or applicable SEC regulation. The Chairman shall report to the Committee any action he or she may have taken since a Committee meeting pursuant to any grant of delegated authority at the Committee's next meeting.

2.	Qualifications of Members of the Committee. Each member of the Committee, and where applicable the Committee as a whole, should, at the time being considered for appointment and at all times thereafter, satisfy the following criteria:

a.	Independence. Each member of the Committee must be "independent" within the meaning of the standards for the listing of companies on the New York Stock Exchange and the rules of the Securities and Exchange Commission (the "SEC") pertaining to audit committees.

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b.	Financial Literacy. To the extent required by applicable laws, each member of the Committee must be financially literate, as such qualification is determined from time to time by the Company's Board in the exercise of its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

c.	Accounting or Related Financial Management Expertise. To the extent required by applicable laws, at least one member of the Committee must have accounting or related financial management expertise, as such qualification is determined from time to time by the Company's Board in the exercise of its business judgment, provided that the Board may presume that a member who qualifies as an "audit committee financial expert," as discussed below, has the requisite accounting or related financial management expertise.

d.	Audit Committee Financial Expert. While not a requirement for membership on the Committee, it is the Board's view that, if possible, it is desirable to have at least one "audit committee financial expert" serving on the Committee, as such term is defined in the applicable SEC rules.

e.	Membership on Other Audit Committees. In selecting members of the Committee, the Board should consider whether a potential member serves on the audit committee of more than two other public companies and, if so, whether such simultaneous service would impair the ability of the Director to serve effectively on the Committee. Service under these circumstances should be disclosed in the Company's annual proxy statement to the extent required by applicable laws.

III.    MEETINGS

The Committee will meet as often as it determines is necessary or desirable, but not less frequently than quarterly. To foster open communication, the Committee will endeavor to meet with management, the head of the internal audit function and the senior independent auditors in separate executive sessions to discuss any matter that the Committee or each of these groups believe should be discussed privately. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee. The Committee may from time to time decide to act by unanimous written consent in lieu of a meeting.

The Chairman of the Committee will (a) in consultation with the Company's Secretary, set the time and place of Committee meetings and notify members of meetings, (b) preside at meetings and (c) in consultation with the other members of the Committee and the Company's Secretary, set the agenda of items to be addressed at each upcoming meeting. Each member of the Committee may suggest the inclusion of items on such agenda, and may raise at any Committee meeting appropriate and relevant business subjects that are not on the agenda for that meeting. The Chairman of the Committee and the Company's Secretary will endeavor to ensure, to the extent feasible, that the agenda for each upcoming meeting of the Committee is circulated to each member of the Audit Committee in advance of the meeting.

IV.    AUTHORITY AND RESPONSIBILITIES

The Committee will, to the extent consistent with applicable law, have the following authority and principal responsibilities:

1.    Independent Auditor.    With respect to the independent auditor, the Committee will:

a.	Be directly and solely responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm registered with the Public Company Accounting Oversight Board (the "PCAOB"), including the Company's independent auditor for the purpose of preparing and issuing its audit report or performing other audit, review or attest services for the Company. Such registered public accounting firms will

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report directly to the Committee, and the Committee will be directly responsible for resolving any disagreement between management and the independent auditor regarding financial reporting.

b.	Review in advance, and grant any appropriate pre-approval of, (i) all proposed auditing services to be provided by the independent auditor and (ii) all proposed non-audit services to be provided by the independent auditor as permitted by applicable law, and in connection therewith to approve all fees and other terms of engagement, as required by applicable law and subject to the exemptions provided in the SEC's or PCAOB's rules.

c.	At least annually, obtain and review a report from the independent auditor describing (i) the independent auditor's internal quality control procedures, (ii) any material issue raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years concerning one or more independent audits carried out by the independent auditor, and any step taken to deal with any such issue, and (iii) all relationships between the independent auditor and the Company.

d.	Periodically review with the independent auditor any problem or difficulty encountered during the course of the audit, including any restriction on the scope of work or access to required information, and management's response.

2.    Review of Financial Statements and Other Financial Oversight.    The Committee will:

a.	Discuss with management and the independent auditor the Company's annual audited and quarterly unaudited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

b.	Render the audit committee report required by the SEC's proxy rules to be included in the Company's annual proxy statement and any other report of the Committee required by applicable law.

c.	Discuss generally the Company's earnings press releases, as well as the type of financial information and earnings guidance provided to analysts or rating agencies.

d.	Review major issues regarding accounting principles and financial statement presentations, including any significant change in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit step adopted in light of any material control deficiency.

e.	Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues, if any, and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

f.	Review the effect of regulatory and accounting initiatives, as well as any off-balance sheet structure, on the Company's financial statements.

g.	Meet separately, periodically, with the Company's management, with the personnel implementing the Company's internal audit function and with the Company's independent auditor.

3.	Internal Controls. With respect to the internal audit function and internal controls, the Committee will:

a.	Review on an annual basis the composition, functions, staffing, budget and performance of the internal audit function.

b.	Discuss the Company's risk assessment and risk management guidelines and policies.

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4.    Complaint Procedures.    The Committee will:

a.	Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

b.	Have the power to investigate any matter brought to its attention and the right to obtain full access to all books, records, facilities and personnel of the Company.

5.    Other Responsibilities.    The Committee will:

a.	(i) Review and advise the Board with respect to the Company's policies and procedures regarding compliance with the Company's Code of Business Conduct (the "Code"); (ii) obtain reports from management, the head of the Company's internal audit function and the independent auditor concerning any issue of which they are aware concerning compliance with the Code; (iii) approve, if the Board has not done so, any appropriate waiver of the Code for (A) the Company's executive officers and directors or (B) in the case of the portion of the Code entitled "Code of Ethics for Senior Financial Officers," the Company's Senior Financial Officers (as defined in the Code); provided, however, that any such waiver shall be promptly disclosed as required by law.

b.	Establish policies with respect to the hiring of employees or former employees of the independent auditor who have participated in any capacity in the Company's audit.

c.	Endeavor to evaluate at least annually whether any change to this Charter is necessary or appropriate.

d.	Report orally or in writing to the Board concerning each meeting of the Committee as it deems necessary or appropriate.

e.	Review its own performance annually.

f.	Perform any other activity consistent with this Charter and the Company's By-Laws or as are required under applicable law, as in effect from time to time.

V.    RESOURCES

The Committee will have the authority to retain independent legal, accounting and other advisors and consultants, as appropriate, to advise the Committee or its subcommittees as they determine necessary to carry out their duties, without seeking Board or management approval. The Committee will determine the extent of funding necessary for payment of compensation by the Company to the independent auditor for its work in preparing or issuing the annual audit report or for providing any other permissible audit-related or non-audit service and to any independent legal, accounting and other advisor or consultant retained to advise the Committee or its subcommittees, which funds will be provided by the Company. The Company will also reimburse ordinary administrative expenses of the Committee.

Approved on February 3, 2004

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PANAVISION INC.

The undersigned hereby appoints Eric W. Golden, Bobby G. Jenkins and Barry F. Schwartz, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of the common stock of Panavision Inc. (the "Company") which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 18, 2004 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying said Notice, and the Annual Report to Stockholders for the fiscal year ended December 31, 2003 hereby is acknowledged.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE DIRECTORS.

Please Mark Here For Address Change or Comments ☐
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐

Nominees:

01 Ronald O. Perelman	06 James R. Maher
02 Robert L. Beitcher	07 Martin D. Payson
03 Howard Gittis	08 John A. Scarcella
04 Edward Grebow	09 Robert S. Wiesenthal
05 Ed Gregory Hookstratten	10 Kenneth Ziffren

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

____

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature ______________________ Signature ______________________ Date ________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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You can view the Annual Form 10-K and Proxy Statement on the internet at www.panavision.com